Exhibit 10.3

INDEFINITE TERM EMPLOYMENT CONTRACT

BETWEEN THE UNDERSIGNED:

Société MASIMO EUROPE LIMITED

90 Avenue de LANESSAN

69410 Champagne au Mont d’Or

Siret n° 47903287200026 - Code APE: 541 N

Represented by Mr. Joe KIANI, acting in his capacity as Director of the aforementioned company. Social Security contributions are paid to the URSSAF in LYON whose registration number is: N° 691 330000002961734 9 of the one part,

AND

Mr. Olivier BERTHON

of the other part,

NOW THIS AGREEMENT WITNESSETH:

ARTICLE 1 : Appointment

Mr. Olivier BERTHON is appointed as of the 31st December 2005 full-time and for an indefinite duration to the post of Managing Director with « Cadre » status, position 11 as provided by the applicable national collective bargaining agreement « Pharmacie, parapharmacie, produits vétérinaires, fabrication et commerce » and subject to the results of a pre-recruitment medical examination.

A nominative notification of employment was delivered to the URSSAF in Lyon.

According to Law of 6th January 1978, Mr. Olivier BERTHON has a right of access and correction to the information contained in the contract.

ARTICLE 2 : Duration

This contract shall remain in force for an indefinite duration and run without any probationary period.

ARTICLE 3 : Duties - Place of work

Article 3.1: Duties

Mr. Olivier BERTHON will exercise as Managing Director of the Company.

The essential duties of Mr. Olivier BERTHON include the management, coordination and supervision of routine business matters in all their human, material, financial, logistic and legal aspects.

A description of the content of the principal responsibilities of Mr. Olivier BERTHON is enclosed to the hereby contract. Mr. Olivier BERTHON acknowledges he thoroughly read it when signing the hereby contract.

The parties agree that Appendix 1 includes the duties of Mr. Olivier BERTHON without any exhaustiveness or limitation. Mr. Olivier BERTHON’s position may be modified or may evolve subject to the requirement of the company, which Mr. Olivier BERTHON agrees provided such modifications do not completely alter his total cash compensation.

Article 3.2 : Place of work

Mr. Olivier BERTHON is informed that his place of work is located in the premises of the head office.

Given the substance of his duties, Mr. Olivier BERTHON acknowledges that he has been informed that he is expected to travel regularly to see his clients or prospects, Masimo corporate headquarters in the US, and the branches of Masimo EMEA for which he is responsible.

ARTICLE 4 : Hours of work - Remuneration

Article 4.1: Hours of work

Given the importance of the duties and responsibilities entrusted to Mr. Olivier BERTHON and the autonomy he shall enjoy in the decision making process, Mr. Olivier BERTHON cannot be subject to any predetermined hours of work and has executive manager status pursuant to Article L. 212-15-1 of the French Labor Code.

Mr. Olivier BERTHON shall therefore enjoy a complete freedom and independence in the organization and management of his schedule to carry out his assignments and duties. As an executive manager and pursuant to Article L. 212-15-1 of the French Labor Code, Mr. Olivier BERTHON shall not be subject to hours of work control.

Article 4.2: Fixed base salary

In consideration of his professional services, Mr. Olivier BERTHON shall receive a fixed base salary in a gross annual amount of 114.850 Euros payable in 12 monthly installments. The amount of this remuneration is all-inclusive and irrespective of the time spent by Mr. Olivier BERTHON to carry out his duties and assignments. As an executive manager, Mr. Olivier BERTHON is indeed not subject to hours of work control.

Expenses incurred within his professional services shall be refunded on presentation of evidence and according to the Company’s internal policy.

Article 4.3: Variable compensation

In consideration for his professional services, the parties agreed that Mr. Olivier BERTHON shall receive a variable compensation calculated according to the targets fixed in Appendix 2.

The parties agreed to reappraise each year the variable compensation as well as the targets fixed by MASIMO Europe Limited after consultation of the salaried employee and according to the economic and sales evolution of the Company through an appendix to the hereby contract.

ARTICLE 5: Relations with superiors - Discipline

Within the carrying out of his duties and to ensure its efficiency, Mr. Olivier BERTHON shall be under the authority of Mr. Joe KIANI or his designee.

The parties also agreed that Mr. Olivier BERTHON shall regularly inform the Company about the evolution of his services for the Company by means of monthly business reports.

ARTICLE 6 : Absences

Mr. Olivier BERTHON must immediately inform the Company of any absence for reasons of sickness or accident. Mr. Olivier BERTHON must submit to the Company within 48 hours a medical certificate justifying his absence. In the event of a sick leave extension, Mr. Olivier BERTHON must submit to the Company within 48 hours a medical certificate justifying this extension.

ARTICLE 7 : Paid Vacation and Holidays

Mr. Olivier BERTHON is entitled to 13.4 hours of vacation per month, which is 20 days per year, to a maximum of 240 hours carryover, in accordance with the standard Masimo Corporation vacation policy for employees with 6 to 10 years of service. He will be entitled to take official holidays in accordance with French Law, so long as total vacation/holiday time does not exceed 27 days in any year. The period during which Mr. Olivier BERTHON takes his Vacation shall be determined by mutual agreement between Mr. Olivier BERTHON and his superior.

ARTICLE 8 : Discretion

Mr. Olivier BERTHON undertakes to observe the utmost discretion about any information, business strategy, trade secrets and technical knowledge he would have gained in the course of his employment in the Company and agrees to be bound by the terms of the Masimo Employee Confidentiality and Non-Solicitation Agreement, which is attached hereto as Appendix 3 and is incorporated herein by reference.

ARTICLE 9 : Social benefits

MASIMO EUROPE LIMITED is affiliated to:

•	for complementary old age pension :

AGRR, 31 rue Mazenod, 69408 LYON CEDEX 03.

•	for provision for old age:

APGIS/AGF, 12 rue Massue, 94684 Vincennes Cedex

ARTICLE 10: Company car

For the purpose of his professional services, the Company puts at Mr. Olivier BERTHON’s disposal, for professional use, a car: either a Peugeot 307 Estate, a Vauxhall Astra Estate, a Renault Mégane Estate, a Ford Focus Estate or an equivalent model.

Mr. Olivier BERTHON is allowed to use the car entrusted to him for his private use subject to a limitation of 10.000 kilometers per year, it being agreed that expenses, including petrol expenses, incurred within the scope of private use of the car are on no account refunded by the Company.

Mr. Olivier BERTHON will be informed of the content of the car rental agreement entered into by MASIMO Europe Limited. Mr. Olivier BERTHON shall bear the entire cost of any supplementary service or agreement he would like to subscribe to.

In the same way, the salaried employee shall also bear the cost of using the company car beyond the scope of the rental contract, except in the event of a prior and written agreement of the Company.

Mr. Olivier BERTHON is liable for any damage not covered by the insurance policy agreement signed for the professional use of the car, for any repair not covered by the maintenance contract and for any repair prior to the return of the car.

The private use of a company car is a benefit in kind which must be taken into account for tax purposes as well as for the calculation of the amount of social contributions deducted from Mr. Olivier BERTHON’s remuneration. A valuation regularization of this benefit in kind shall be made at the end of the fiscal year, according to the monthly statements that Mr. Olivier BERTHON has to make concerning the private use of his vehicle and to hand in every month to the Company.

Mr. Olivier BERTHON shall regularly and every time necessary arrange for the maintenance and the repairing of his vehicle, it being agreed that all costs are included in the leasing agreement.

The Company shall entirely refund Mr. Olivier BERTHON of the petrol, parking and toll expenses incurred within the scope of his professional services on presentation of evidence of these expenses.

Mr. Olivier BERTHON shall bear the cost of any fine, even if sent to the Company.

In the event of an accident, Mr. Olivier BERTHON shall inform within 48 hours the Company in the one hand and the insurance company in the other hand and specify all the circumstances of the accident.

In the event of the termination of his employment contract and irrespective of the reason for it, Mr. Olivier BERTHON shall immediately return the vehicle put at his disposal on the effective date of termination.

The parties formally agreed that the company vehicle system is not part of Mr. Olivier BERTHON’s contract but part of a collective company policy for the purpose of its operations. The Company reserves the right to either modify, replace this benefit by another system, including the use of a private vehicle subject to the payment of mileage compensation or to cancel it, in accordance with the evolution of Mr. Olivier BERTHON’s responsibilities or of its method of working for instance.

ARTICLE 11: Non Competition

Article 11.1: Basis for Non-Compete Obligation

Given the nature of his functions, the confidential information (know-how, technical and commercial practices, etc.) of which he may become aware, or be informed, in the exercise of his responsibilities and as a result of his contacts with the Company’s customers, the Employee acknowledges that the protection of the Company’s legitimate interests justifies the application of a non-competition clause.

Article 11.2: Non-Competition Undertaking

The Employee, therefore, undertakes, if this Agreement should be terminated for any reason, to refrain from approaching or involving himself in, directly or indirectly, on his own behalf or on behalf of a third party, as an employee, as a corporate representative or in any other capacity, any company or business activity which is directly or indirectly in competition with the Company.

In addition to the foregoing, the Employee specifically agrees that he shall not accept any engagement with any person, firm, or company that competes with the Company without obtaining the Company’s prior written consent thereto.

Article 11.3: Term of Undertaking

The foregoing non-competition undertaking shall apply for up to thirty six (36) months at Company’s discretion, such time to be established by Company within ninety (90) days after the Employee’s effective date of departure from the Company. It shall apply throughout (i) US, France and every Member State of the European Union where the Company (or a subsidiary of the Company) conducts operations at the date of the contract termination notice.

Article 11.4: Special Consideration

In consideration for the foregoing non-competition undertaking, after the effective departure of the Employee’s departure from the Company, he shall receive a special lump payment equal to 50% of his pre-tax fixed base compensation such as set forth in section 4.2 above, pro-rated for the time period of the non-competition undertaking. This lump sum shall be paid ratably in equal monthly installments, during the entire period of the undertaking.

This amount will only amount to 30% of his annual pre-tax fixed base compensation such as set forth in section 4.2 above the above mentioned if the dismissal is ground on a gross misconduct.

Article 11.5: Violation

Any breach of this non-competition obligation shall release the Company from its obligation to pay the lump sum outstanding amount at such date and shall render the employee liable to the Company for an amount equivalent to twice such lump sum outstanding amount.

Payment of such penalty shall not affect the Company’s right to seek damages or other legal remedies against the Employee for any injury it may have suffered and to seek an injunction or other mandatory relief against the Employee to prohibit him from pursuing any unfair business conduct.

Article 11.6: Release

The Company may decide to release the Employee from his obligation of non-competition within ninety (90) days of the date of the termination of this Agreement (meaning the end of the notice period, even in the case of exemption from work decided by the employer). The Employee shall then no longer be entitled to receive payment of the above-mentioned special consideration.

ARTICLE 12: Miscellaneous

The hereby contract is entered into for an indefinite duration.

Each party can terminate it at any time in accordance with the cases and under the conditions set forth in the legal and collective bargaining agreement provisions in force.

Signed in two copies in Irvine, California on 31 December, 2005:

Mr. Olivier BERTHON	MASIMO Europe Limited
Mr. Joe KIANI
Director

(signature preceded by handwritten inscription « Read and Approved »)

Appendix 1: description of duties

MANAGING DIRECTOR

NON EXHAUSTIVE AND SUBJECT TO EVOLUTION DESCRIPTION OF THE CONTENT OF THE PRINCIPAL RESPONSIBILITIES INVOLVED:

Duties and Responsibilities:

•	Responsible for the Company’s revenue and revenue growth in Europe.

•	Responsible for the Company’s profit and profit growth

•	Develop, maintain, and execute European Business Plan; including the strategic plan and end-user sales and end-user awareness marketing plan.

•	Create long term strategic partnership agreements (identify, contact and negotiate long term contracts with patient monitoring companies).

•	Maintain and maximize partnerships, through pro-active management, education of partners’ sales force and clinical specialists.

•	In conjunction with the Company’s marketing plan, position Masimo SET as the new standard for pulse oximetry. Prepare and conduct marketing programs to build and maintain end-user awareness (e.g., trade show, regional symposium, competitive analysis, advertising, etc.).

•	Work with VP of Medical Affairs or VP of Clinical Research to coordinate clinical studies to position Masimo SET and Masimo Rainbow SET as the minimum standard of care.

•	Prepare and maintain (quarterly) shipment forecasts by customer for region.

•	Interface with senior level managers to maintain mutual understanding of product design needs, regulatory, marketing and production requirements.

•	Maintain competitive product information for region.

•	Identify and maintain Distribution Network throughout Europe Middle East and Africa to maximize Masimo’s business in EMEA.

•	Identify sales channels in direct territories to Maximize Masimo’s business in EMEA.

•	Work with thought leaders/clinical investigators to gain product exposure endorsements, and valuable feedback for improving design of the product line.

•	Maximize penetration into each licensee and maximize sensor business.

•	Prepare and maintain budgets for all activities.

Appendix 2 : VARIABLE COMPENSATION

Target (100% Quota) Compensation:
Base Compensation	€114,850
Variable Compensation	€57,400
Quarterly Bonus for Reaching 100% of Quarterly Variable Compensation Quotas	8,200
Bonus for Reaching 100% of Variable Compensation Quotas for the Year	16,400

Total	€196,850

Variable compensation:

The parties agreed that in consideration for his professional services, Mr. Olivier BERTHON shall receive a variable compensation on a 57.400 Euros basis subject to the achievement of 100% of the targets fixed as follows in 2005. A reappraisal of these targets will be agreed every year in accordance with the company goals for the next years.

Mr. Olivier BERTHON’s variable compensation will be calculated on a cumulative basis and paid out, up to 100%, quarterly. Payments beyond 100% will be made after year end. The variable compensation will be determined based on Mr. Olivier BERTHON’s quota achievement for 2005 Europe revenues, indexed for gross profit margin and net profit margin achieved. For gross profit margin, there will be a 5X factor on each percentage point above the target and a 10X factor on each percentage point below. For net profit margin, there will be a 0X factor on each percentage point over the target and 10X factor below. There will also be a 3X and 1X factor for overachievement of Direct and OEM revenues, respectively and a 1X factor for underachievement on the revenue quotas.

Example:

Component	Quota	Actual	Quota Achievement	Factor	Compensation Achievement
2005 Europe OEM Revenues	$1,000,000	$1,100,000	110%	1	110%
2005 Europe Direct Revenues	$1,000,000	$1,100,000	110%	3	130%
2005 Gross Margins	50%	49%	(1)%	(10)	90%
2005 Net Margins	40%	44%	4%	0	100%

					108%

Quotas/Targets:

	Q1	Q2	Q3	Q4	CY 2005
2005 Europe Direct/Distributor Revenues	$1,330,343	$1,622,721	$2,671,006	$3,670,768	$9,294,838
2005 Europe OEM Revenues	$2,802,942	$3,282,098	$3,600,354	$4,153,350	$13,838,743
2005 Gross Margin (Cumulative)	64%	63%	64%	64%	64%
2005 Net Profit Margin (Cumulative)	42%	43%	44%	46%	46%

Appendix 3: MASIMO EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (France)

As an employee of Masimo Europe Limited, a United Kingdom corporation (“Masimo”) and in consideration of the compensation and benefits from my employment, I agree as follows:

For purposes of this Agreement, the term Confidential Information means any information in any form that Masimo considers confidential, including without limitation business plans, customer files, sales and marketing reports, technical data, prices and costs, designs and formulas, software, databases, personnel and payroll records, mailing lists, accounting records, and other business information. Confidential Information also includes information to which I am exposed during the course of my employment with Masimo that is considered confidential to Masimo’s affiliates or any third party.

1. During my employment by Masimo, I will not disclose or make use of any Confidential Information except as authorized by Masimo and as necessary for the performance of my duties as a Masimo employee.

2. After my employment with Masimo has terminated, I will not disclose or make use of any Confidential Information for any purpose, either on my own or on behalf of another business.

3. During my employment with Masimo, I will not disclose or make use of any confidential, proprietary or trade secret information or material belonging to a former employer or other third party without the express approval of Masimo and such former employer or other third party.

4. I represent that I am not subject to any agreement(s) with any third party that would prevent me from performing all of my assigned duties as a Masimo employee.

5. Prior to my employment with Masimo, I did not create any inventions, works of authorship, or trade secrets that relate in any way to the business of Masimo, except for those, if any, identified on the list attached to this Agreement as Exhibit A.

6. I agree that the fruits and products of my labor as a Masimo employee shall belong solely to Masimo.

7. In accordance with Article L. 611-7 of the “Code de la propriété intellectuelle,” I agree to assign and hereby assign to Masimo, for no extra remuneration, all rights that I may have to any inventions, works of authorship, developments, improvements, or trade secrets that I may develop during the course of my employment, except for inventions which I am allowed to retain under the laws of the jurisdiction in which I am employed. As to inventions which I am entitled to retain under the laws of the jurisdiction in which I am employed, I agree to declare such inventions to Masimo and permit Masimo to exercise any right it may have to claim the property right therein.

8. I agree that all works of authorship to which I contribute during my employment shall be considered “works made for hire” and shall be the sole property of Masimo.

9. I will keep adequate records of all inventions and works of authorship to which I contribute during my employment, and will make such records available to Masimo on request.

10. I will cooperate with Masimo and do whatever is necessary or appropriate to obtain patents, copyrights, or other legal protection on projects to which I contribute, and, if I am incapacitated for any reason from doing so, I hereby authorize Masimo to act as my agent and to take whatever action is needed on my part to carry out this Agreement.

11. Upon termination of my employment for any reason, I will immediately assemble all property of Masimo in my possession or under my control and return it unconditionally to Masimo.

12. During my employment, I will devote all of my working time and energy to the business of Masimo, and I will not render services to anyone outside Masimo, accept competing employment, or make preparations to compete with Masimo.

13. During my employment and for a period of three (3) years immediately following termination of my employment with Masimo, I will not without the prior written consent of Masimo, either directly or indirectly and whether alone or in conjunction with or on behalf of another person, solicit, induce or entice away from Masimo any employee or consultant of Masimo.

14. I agree that the activities forbidden in paragraph 13 above would necessarily involve the use or disclosure of Masimo’s trade secrets and proprietary and confidential information and the prohibitions in paragraph 13 are necessary to protection of Masimo’s trade secrets and proprietary and confidential information. I understand that none of my activities will be prohibited under paragraph 13 to the extent that I can prove that the action was taken without the use or disclosure of any of Masimo’s trade secrets or proprietary or confidential information.

15. I agree that a violation of this Agreement may cause irreparable harm to Masimo’s reputation, customer relationships, and other aspects of its business for which an award of money damages would be inadequate. I therefore agree that Masimo shall be entitled to a court order as appropriate to prevent me from violating this Agreement, in addition to any claims for money damages or other relief.

16. For purposes of enforcing this Agreement, I hereby consent to jurisdiction in the Superior Court of California for the County of Orange, as well as any other jurisdiction allowed by law.

17. This Agreement shall be governed by the law of the state in which I reside, or California if I reside outside the United States.

18. I understand that my obligations under this Agreement remain in effect even after my employment with Masimo terminates.

19. This Agreement does not guarantee me any term of employment or limit my or Masimo’s right to terminate my employment at any time, with or without cause.

20. The laws of each jurisdiction differ. Thus, if any provision of this Agreement is invalid or not permitted in your particular place of residence, all other provisions shall remain in effect.

21. This Agreement is binding on my successors and assigns, and will benefit the successors and assigns of Masimo.

22. This Agreement represents my entire agreement with Masimo with respect to the subject matter herein and in particular with respect to confidential, proprietary and trade secret information and materials and intellectual property rights, superseding any previous oral or written understandings or agreements with Masimo or any of its officers. This Agreement may be amended or modified only in writing signed by all the parties hereto.

Signed:

Mr. Olivier BERTHON	MASIMO Europe Limited Mr. Joe KIANI Director

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP*

Title	Date	Identifying Number or Brief Description

Name of Employee:

*	If there are none, so state.

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